Exhibit 99.1

August 26, 2020

Subject: Introducing ‘Alaska-Asia Express’ (AAX)

Dear Matson Customer,

We are pleased to announce a new direct service from Alaska to Asia designed specifically for Alaska’s seafood industry. The new service will commence with the first westbound sailing from Dutch Harbor on Wednesday, September 30, 2020.

Our Alaska-Asia Express (AAX) service connects with Matson’s existing Alaska service, which links Dutch Harbor with fast weekly service from Kodiak and Anchorage. Shippers in the Kenai Peninsula will also have easy access to AAX via truck connections to Anchorage.

Already an important hub for Alaska’s seafood industry, Matson’s Dutch Harbor operations and terminal facilities offer ample equipment and space for growth in container volume, including capacity to accommodate nearly 1,200 live refrigerated containers.

This new service will also provide seafood shippers the flexibility to easily reroute shipments from export to domestic - or vice versa.

In addition to our well-established terminal operations and intermodal network in Alaska, Matson is fully equipped with a large fleet of owned dry and refrigerated containers, as well as a large inventory of owned chassis to make customer shipments available as quickly as possible. The company’s terminal and customer service teams possess decades of experience in Alaska managing refrigerated shipments.

Sales Team Appointed

We are also pleased to announce that Ken Kogishi has joined Matson as Director of Strategic Accounts. Based in Renton, WA, and reporting to Director, Pacific Northwest Sales Chris Dianora, Ken joins Matson’s longtime seafood specialist and Director of Strategic Accounts Dan Fay in leading our sales activities for the AAX service.

For more details on Matson’s Alaska-Asia Express service, including ports served, sailing schedules and booking information, please visit https://www.matson.com/ocean-services/asia.html

If you have any questions, please contact your account executive or our Customer Service Center at 877-678-7447.

Thank you for shipping with Matson.